                                                                 Exhibit (g)(40)

                                LETTER OF INTENT

This Letter of Intent (hereinafter referred to as "Letter of Intent" or "LOI") shall take effect as of August 30, 2005 and is made by and between [name of reinsurance company] (hereinafter referred to as "Reinsurer") with offices at [address, city and state of reinsurance company] and IDS Life Insurance Company (hereinafter referred to as "Ceding Company" or "IDSL") with offices in Minneapolis, Minnesota.

      WHEREAS, Reinsurer and Ceding Company desire to enter into a reinsurance arrangement whereby Reinsurer will reinsure a certain block of life insurance policies issued and underwritten by Ceding Company;

      WHEREAS, until such time as the parties can negotiate and execute a reinsurance agreement covering the reinsurance transaction, the parties desire to set forth in writing the general terms the parties have agreed upon with respect to the reinsurance transaction; and

      WHEREAS, those terms are expressed in this Letter of Intent, which the parties intend to serve as a binding contract until such time that the reinsurance agreement can be negotiated and executed, and which the parties intend to serve as the basis for negotiation of the reinsurance agreement;

      NOW THEREFORE, the parties hereby agree to the terms outlined as follows:

o     REINSURANCE EFFECTIVE DATE

      August 30, 2005

      The Reinsurer will accept backdated policies with issue dates up to six months prior to the effective date.

o     PRODUCT SPECIFICATIONS

      See Exhibit A

o     REINSURANCE METHOD

      90/10 First Dollar Quota Share YRT and [percentage] Excess of Retention

o     REINSURANCE BASIS

      Mortality only - YRT

      1.    Reinsured risk amounts will be calculated on each policy anniversary

      2. During a policy year, reinsured risk amounts will be adjusted if there is an increase or decrease in specified amount


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      3.    Reinsured risk amount is the reinsurer's share of the policy net amount at risk and is the basis for calculating premiums

      4. Policy net amount at risk for death benefit option 1 is death benefit less policy value (where death benefit is greater of specified amount or policy value times tax corridor) and for option 2 is death benefit less policy value (where death benefit is greater of specified amount plus policy value or policy value times tax corridor)

      5.    Policy net amount at risk for riders is the specified amount

      Cessions may be automatic, capacity facultative, or non-capacity facultative

o     REINSURANCE SHARE

      Ceding Company will retain [percentage] quota share up to its maximum retention limit

      Automatic reinsurance divided among pool members

      Facultative cessions on a case by case basis

      Ceding Company has the right to increase per life retention limits (retained percentage share and/or per life maximum) for new business at any time

o     PREMIUM TAXES

      Not reimbursed

o     UNDERWRITING REQUIREMENTS

      The Reinsurer will automatically accept its share of mortality risk on the above-referenced policies and riders and will not unreasonably withhold claims payments provided that:

      1.    the Ceding Company keeps its retention as described in this LOI, and

      2. the policies are underwritten in a manner that is commercially reasonable and substantially consistent with the Ceding Company's normal underwriting guidelines and manual, age and amount requirements as provided to the Reinsurer, and

      3. the sum of all amounts in force and applied for on the life with the Ceding Company, excluding amounts being internally replaced, does not exceed the Automatic Binding Limits set forth in this LOI, and

      4. the amount of life insurance in force in all companies, including any coverage to be replaced plus the amount currently applied for on that life in all companies, does not exceed the Jumbo Limit stated in this LOI, and

      5. the application is on a life that has not been submitted facultatively to the Reinsurer or any other reinsurer within the last two (2) years, including the current application, unless


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IDSL - [redacted]

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      the reason for any prior facultative submission was solely for capacity that may now be accommodated within the terms of this LOI.

o     INTERNAL REPLACEMENTS

      A policy issued as an internal exchange or replacement of another policy (whether or not the original policy was reinsured under this Agreement), and underwritten by the Ceding Company in accordance with its underwriting guidelines, standards and procedures for exchanges and replacements, will be treated and covered as new business under this Agreement (notwithstanding that suicide and contestability periods may be applied from the date of the replaced or exchanged policy for coverage up to the face amount of the replaced or exchanged policy in accordance with the Ceding Company's exchange guidelines). Reinsurance of any such policy may be ceded automatically or facultatively under this Agreement according to the same terms and conditions as apply to other new business. Reinsurance premium rates will be based on the issue age, issue date, and underwriting classification of the new policy.

      If a policy reinsured under this Agreement is internally exchanged or replaced with another policy, reinsurance will continue under this Agreement or, if applicable, any different agreement between the parties providing reinsurance coverage for the new policy. In that event, reinsurance premium rates will be based on issue age and duration of the original policy and on the underwriting classification of the new policy. Notwithstanding the foregoing, if there is a reinsurance agreement between the parties providing reinsurance coverage for the new policy and such agreement treats the policy as new business, then the issue age, duration, and underwriting classification shall be based on the new policy.

o     CONVERSIONS

      Contractual term conversions from Ceding Company's term insurance policies or riders (such as an Other Insured Rider or Children's Insurance Rider) to a policy reinsured under this Agreement will be covered and treated the same as any other new business under this Agreement except the issue age and issue date of the original term policy or rider shall apply for purposes of determining reinsurance premium rates and Reinsurer's share, if any, shall be as provided in any reinsurance agreement that covered the original term policy or rider. Notwithstanding the foregoing, contractual term conversions from term insurance policies or riders less than one year old at time of conversion and which were not reinsured facultatively will be reinsured as new business under this Agreement based on issue age, issue date, and underwriting classification of the new policy. In any event, contractual conversions for purposes of this paragraph shall not include any increase in the amount ceded to Reinsurer nor any improvement in underwriting classification, which instead shall be handled as described in the following paragraph.

      In the event a term insurance policyholder seeks to convert to a policy reinsured under this Agreement and at the same time increase the face value or specified amount of the policy, or improve the underwriting classification, if the exchange is agreed to by the Ceding Company,


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IDSL - [redacted]

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      such exchange shall be treated as an internal replacement and handled in the manner set forth in the first paragraph of the foregoing section relating to internal replacements.

      In the event of a contractual conversion of an Other Insured Rider that is issued in connection with a policy reinsured under this Agreement, such conversion shall be treated as an internal replacement and handled in the manner set forth in the second paragraph of the foregoing section relating to internal replacements.

o     TRANSITION

      Following introduction of the VUL IV Plus and VUL IV Plus - ES plans in any given state, a policy issued on existing IDSL life plans may be returned for a policy on the new plans without requiring additional underwriting evidence, if the policyowner's request for the new policy is made within the original policy's free-look period. For purposes of this paragraph, the free-look period administered by IDSL will be 30 days. The underwriting class may be improved in this event only if the insured fully qualifies for the new class based on the underwriting evidence submitted for the original application. The new policy shall be treated as new business under this Agreement reinsured automatically or facultatively, as applicable, subject to the terms herein.

o     MAXIMUM MORTALITY FOR AUTOMATIC REINSURANCE

      Each individual risk must not exceed Table P or its equivalent on a flat extra premium basis.

o     RESIDENCE & MAXIMUM ISSUE AGE REQUIREMENTS FOR AUTOMATIC REINSURANCE

      Ceding Company may automatically cede risk on (i) any insureds who are not international clients or (ii) any international clients who meet the criteria listed in the Ceding Company's "Guidelines for Underwriting International Clients" which has been reviewed and approved by the Reinsurer.

      Insured must be 85 years of age or under.

o     CEDING COMPANY'S MAXIMUM RETENTION LIMIT

      ------------------------------------------
      Issue Age             Retention
      ------------------------------------------
      [ages]                [dollar amount]
      ------------------------------------------
      [ages]                [dollar amount]
      ------------------------------------------

      1. The per life retention limit shall apply to all of Ceding Company's policies other than VUL III; and

      2. Any excess over the retention limit will be ceded automatically in accordance with the terms of this LOI unless the Ceding Company seeks facultative coverage for the applicable policy.


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VUL IV/Plus/ES
IDSL - [redacted]

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o     POOL BINDING LIMIT

      --------------------------------------------------------------------
                     Standard -
      Issue Age      Table D            Table E - H        Table I - P
      --------------------------------------------------------------------
      [ages]         [dollar amount]    [dollar amount]    [dollar amount]
      --------------------------------------------------------------------
      [ages]         [dollar amount]    [dollar amount]    [dollar amount]
      --------------------------------------------------------------------
      [ages]         [dollar amount]    [dollar amount]    [dollar amount]
      --------------------------------------------------------------------

      1. The Ceding Company may not cede reinsurance automatically if the sum of all amounts inforce and applied for on the same life with the Ceding Company, excluding amounts being replaced, exceed the binding limits set forth herein.

      2.    There is no minimum for automatic cessions.

      3. Potential AIBR increases are not subject to the binding and jumbo limits and may be ceded automatically if the base policy is ceded automatically.

      4. If an applicant has existing joint coverage with the Ceding Company, the full face amount of the joint policy will be applied against the binding and jumbo limits.

o     CONDITIONAL RECEIPT POOL BINDING LIMIT

      With respect to conditional receipts in connection with applications taken by the Ceding Company, the Reinsurer's liability will not exceed its proportionate share of (a) [dollar amount], or (b) [dollar amount] if the amount is ordered by a court of competent jurisdiction or the result of a settlement with the applicant.

o     JUMBO LIMIT

        -------------------------------
        Issue Age     Jumbo Limit
        -------------------------------
        [ages]        [dollar amount]
        -------------------------------
        [ages]        [dollar amount]
        -------------------------------

      Jumbo is defined as inforce and applied for, before replacement.

o     MINIMUM FACULTATIVE CESSION

      Reinsurer may choose not to provide a facultative quote if the proposed policy face amount is under [dollar amount] if under age 70 (under [dollar amount] if age 70 or over). However, Reinsurer will honor any facultative offer made, and any subsequent reduction in proposed or actual face amount will not affect the validity of a facultative offer made by or facultative coverage placed with the Reinsurer.


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o     CLAIMS REQUIREMENTS

      For (i) all non-contestable claims whether facultative or automatic and
      (ii) all contestable claims covered by automatic reinsurance with a total death benefit less than or equal to [dollar amount], the Ceding Company will review and settle such claims without prior approval from or consultation with the Reinsurer.

      For (i) all contestable claims covered by automatic reinsurance with total death benefits exceeding [dollar amount], (ii) all contestable claims covered by facultative reinsurance regardless of amount, and (iii) all claims (whether contestable or non-contestable) in excess of [dollar amount] in which the death of the insured occurred in a country other than the United States (including territories and possessions) or Canada, the Ceding Company will send the Reinsurer full underwriting and claims investigation information prior to payment or admission of liability. The Ceding Company will wait at least 5 business days for the Reinsurer's recommendations before admitting liability or proceeding to settle the claim. Reinsurer may request up to an additional ten days.

      Reinsurer's failure to provide a recommendation within 5 business days (or any agreed upon extension) shall be deemed acceptance of any action taken by the Ceding Company. In any event, the ultimate authority to pay or deny a claim will rest solely with the Ceding Company. Failure to follow the Reinsurer's recommendation will not relieve the Reinsurer of its reinsurance liability hereunder. The Ceding Company's contractual liability for policies reinsured under this LOI is binding on the Reinsurer, provided that the claim was paid in good faith and the company's standard practices were followed in the adjudication of the claim. Any required consultation will not impair the Ceding Company's freedom to determine the proper action on the claim.

      The Ceding Company shall provide a summary of its claims handling process to the Reinsurer. Any fundamental change to this process affecting business reinsured hereunder must be submitted to and approved by the Reinsurer.

      Notwithstanding the foregoing, the Reinsurer retains the right upon reasonable notice to request and receive claim papers on any claim for audit purposes. Payment of claims shall not be delayed pending any claim audit. Claims shall be paid promptly upon submission of a proper proof of reinsurance claim subject to the other provisions in this "Claims Requirements" section.

      The Ceding Company will promptly advise the Reinsurer of its intention to contest, compromise, or litigate any claim involving a reinsured policy. Once notified, the Reinsurer will have five (5) business days to notify the Ceding Company in writing of its decision to accept participation in the contest, compromise, or litigation.

      If the Reinsurer does not accept participation in such contest, compromise, or litigation, the Reinsurer must then fulfill its obligation by paying the Ceding Company its full share of reinsurance and will not share in any subsequent reduction or increase in liability arising out of or in connection with the claim. If the Reinsurer accepts participation, the Reinsurer will share proportionately in any resulting reduction or increase arising out of or in connection


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      with the claim. If litigation has commenced or claimant has made a demand for an amount exceeding the contract benefits, the Reinsurer may discharge its liability only by tendering payment of reinsurance proceeds to the Ceding Company in an amount proportionate to a pending settlement offer made by the claimant to the Ceding Company.

      Reinsurer's liability for claims shall include its proportionate share of any interest the Ceding Company must pay on death proceeds through the date of settlement. Reinsurer shall also pay its share of non-routine claim investigation and legal expenses in connection with the investigation, settlement, or litigation of claims unless it has already discharged its liability in the manner mentioned above.

      The Reinsurer will not participate in punitive damages or compensatory damages ("extra contractual obligations") that are awarded against the Ceding Company as a result of an act, omission, or course of conduct committed solely by the Ceding Company, its agents, or representatives in connection with claims covered under this LOI.

      However, the parties recognize that circumstances may arise in which equity would require the Reinsurer, to the extent permitted by law, to share proportionately in extra contractual obligations. Such circumstances are difficult to define in advance but would generally be those situations in which the Reinsurer, in writing, recommended, consented to, or ratified the act or course of conduct of the Ceding Company that ultimately resulted in the assessment of extra contractual obligations. In those situations, the Reinsurer shall be responsible for paying its proportionate share of the extra contractual obligations.

o     STATUTORY RESERVES

      Reinsurer and Ceding Company intend that the Ceding Company will receive statutory reserve credit in its state of domicile for the insurance risks ceded to the Reinsurer. They agree to make all reasonable efforts to ensure that this is accomplished.

o     ADMINISTRATION

      Self-Administered

o     REPORTING MEDIA

      Reporting requirements will be as mutually agreed upon by the parties.

      Monthly transaction reports will include:

      o     New Business

      o     First Year - Other than New Business

      o     Renewal Year

      o     Changes and Terminations

      o     Accounting Information

      Quarterly Periodic Reports will include:

      o     Statutory Reserve Information


Page 7 of 11
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IDSL - [redacted]


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

      o     Policy Exhibit Information

      o     Inforce

o     RECAPTURE

      Recapture shall be permitted without fee after 30 policy years at the option of the Ceding Company which will be exercised by increasing its per life retention limit and/or by increasing its retained share for policies ceded under this LOI. Once elected, recapture must be applied consistently to all policies covered under this LOI.

o     TERMINATION

      This agreement will be unlimited in its duration and with respect to existing business will remain inforce until termination or expiry of the covered policies or until termination for nonpayment of reinsurance premiums.

      Either the Ceding Company or the Reinsurer may terminate the reinsurance agreement with respect to new business by giving ninety (90) days' written notice by certified or registered mail to the other party. Notwithstanding the foregoing, in the event either company materially breaches its obligations under the reinsurance agreement, the other party may immediately terminate the agreement for new business, in addition to all other available rights and remedies.

o     YRT RATE GUARANTEE

      The maximum reinsurance premium rates which may be charged by the Reinsurer shall be the statutory valuation premiums for yearly renewable term insurance at the maximum interest rates and minimum mortality rates applicable to the reinsured policies for each year of issue as prescribed by law. If the Reinsurer increases its premium rates for existing business, the Ceding Company reserves the right to recapture business affected with no recapture fee. In any event, Reinsurer may not increase rates for either new or existing business until it has given 90 days advance written notice to Ceding Company. Reinsurer's rate increase or Ceding Company's recapture, as applicable, shall take effect on the anniversary of each policy covered by this Agreement following the aforementioned 90 day notice period.

o     CONFIDENTIALITY

      The Reinsurer will protect Ceding Company's customer and proprietary information and will ensure compliance with all applicable state and federal privacy laws.

o     GENERAL PROVISIONS

      Reinsurance Agreement. Reinsurer and Ceding Company agree to execute a reinsurance agreement or amendment which will cover the business specified above. The reinsurance agreement will include the following provisions:
      Arbitration, Insolvency, Entire Agreement


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IDSL - [redacted]

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      and Amendment, Extra-Contractual Damages, Errors and Omissions, Inspection
      of Records, OFAC Compliance, Offset, DAC Tax, Insolvency,
      Non-Transferability, Dispute Resolution, Good Faith, and Confidentiality.

      Good Faith. Both parties agree to act in utmost good faith in discharging their obligations under the agreement.

      Term. This Letter of Intent shall begin as of the effective date set forth above and shall run continuously until the date on which the reinsurance agreement has been executed by both parties, or until terminated in writing by mutual agreement of the parties.

      Authorization. Each party shall proceed to obtain all corporate approvals and authorizations that it deems necessary to allow it to enter into the reinsurance agreement.

      Assignment. This Letter of Intent may not be assigned without the express written consent of the non-assigning party and shall be binding on both parties' successors, heirs and permitted assigns.

      Choice of Law. This Letter of Intent shall be governed by and construed in accordance with the laws of the State of Minnesota.

      IN WITNESS WHEREOF, Reinsurer and Ceding Company have executed this Letter of Intent reflecting their mutual agreement to the terms and conditions specified herein.

     IDS LIFE INSURANCE                                  [name of reinsurance company]
     COMPANY


     By:        /s/ Timothy V. Bechtold                  By:       (signature)
               --------------------------                          (signature)
               (signature)
               Timothy V. Bechtold                                 [name]
               (print or type name)                                (print or type name)

     Title:    President                                 Title:    [title]

     Date:     8/30/05                                   Date:     8/29/05

     Location: Minneapolis, MN                           Location: [city and state of reinsurance company]

     Attest    /s/ Charles R. Casswell                   Attest:   [signature]
               --------------------------                          (signature)
               (signature)

     Title:    Reinsurance Officer                       Title:    [title]

                             ADDITIONAL INFORMATION

--------------------------------------------------------------------------------

[NAME OF REINSURANCE COMPANY]'S POOL SHARE: [PERCENTAGE]
ANTICIPATED DATE OF FIRST REPORTING: OCTOBER 31, 2005
--------------------------------------------------------------------------------


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VUL IV/Plus/ES
IDSL - [redacted]

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                                    EXHIBIT A

                                 Specifications

o     PRODUCT(S) REINSURED

      VUL IV Plus; VUL IV Plus - ES

o     AUTOMATIC REINSURANCE PREMIUMS

      YRT reinsurance rates per $1000 net amount at risk are expressed in the following table as a percentage of the 2001 VBT ALB as modified by the Ceding Company to be attached to the treaty:

      Durations 1-30:

         --------------------------------------------------------------------------------
                                     Super                           Preferred
                                   Preferred  Preferred   Standard     Smoker    Smoker
         --------------------------------------------------------------------------------
                           Male
             Under      -----------------------------------------------------------------
            $100,000      Female
         --------------------------------------------------------------------------------
                           Male
           $100,000-    -----------------------------------------------------------------
            $249,999      Female

         --------------------------------------------------------------------------------
                           Male
           $250,000-    -----------------------------------------------------------------
           $999,999       Female

         --------------------------------------------------------------------------------
          $1,000,000-      Male
          $4,999,999    -----------------------------------------------------------------
                          Female
         --------------------------------------------------------------------------------
                           Male
            Over $5     -----------------------------------------------------------------
            Million       Female

         --------------------------------------------------------------------------------

      Durations 31 +:

            The rates are equal to the rates in the table above times [percentage].

      Reinsurance premiums for substandard table ratings are an additional [percentage] per table of the base plan rates.

      Flat extra premiums are reinsured at the Ceding Company's flat extra premium rates:

        TERM OF FLAT EXTRA       FIRST YEAR ALLOWANCE    RENEWAL YEARS ALLOWANCE
        ------------------       --------------------    -----------------------
        More than 5 Years             [percentage]             [percentage]
        5 Years or Less               [percentage]             [percentage]

o     FACULTATIVE REINSURANCE PREMIUMS

      Facultative reinsurance premiums are the same as the automatic reinsurance premiums specified above.


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IDSL - [redacted]

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o     RIDER(S) REINSURED

      Other Insured Rider (OIR)

      Automatic Increasing Benefit Rider (AIBR)

      Base Insured Rider (BIR)

      Exchange of Insured Rider (EOI)

o     RIDER(S) NOT REINSURED

      Waiver of Monthly Deduction Rider

      Children's Insurance Rider

      Accidental Death Benefit Rider

      Accelerated Benefit Rider (the Ceding Company will treat any payments under the Accelerated Benefit Rider as a lien and recover reinsurance upon death of the insured)

o     AGE BASIS

      ALB

o     PREMIUM PAYMENT MODE

      Annually in advance


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VUL IV/Plus/ES
IDSL - [redacted]